                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           RENTAL SERVICE CORPORATION
                                       AT

                              $22.75 NET PER SHARE

                                       BY

                          UR ACQUISITION CORPORATION,

                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                              UNITED RENTALS, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, APRIL 30, 1999, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES A MAJORITY OF THE SHARES (AS DEFINED HEREIN) OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (2) THE STOCKHOLDERS OF RENTAL SERVICE CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"), NOT HAVING APPROVED THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 20, 1999 (THE "NATIONSRENT MERGER AGREEMENT"), BETWEEN THE COMPANY AND NATIONSRENT, INC., A DELAWARE CORPORATION ("NATIONSRENT"), (3) UR ACQUISITION CORPORATION, A DELAWARE CORPORATION ("PURCHASER"), BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE NATIONSRENT MERGER AGREEMENT HAS BEEN TERMINATED AND THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH UNITED RENTALS, INC., A DELAWARE CORPORATION AND THE PARENT OF PURCHASER ("PARENT"), AND PURCHASER TO PROVIDE FOR THE ACQUISITION OF THE COMPANY PURSUANT TO THE OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN, (4) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (5) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY, (6) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER,
(7) THE OPTION HELD BY NATIONSRENT TO PURCHASE UP TO 19.9% OF THE OUTSTANDING SHARES HAVING BEEN TERMINATED OR INVALIDATED WITHOUT ANY SHARES HAVING BEEN ISSUED THEREUNDER, AND (8) THE TERMINATION FEE AND EXPENSE REIMBURSEMENT PROVISIONS IN THE NATIONSRENT MERGER AGREEMENT HAVING BEEN INVALIDATED, OR THE OBLIGATION TO PAY ANY AMOUNTS PURSUANT TO SUCH PROVISIONS HAVING BEEN TERMINATED, WITHOUT ANY TERMINATION FEE OR EXPENSE REIMBURSEMENT, OR ANY PORTION THEREOF, HAVING BEEN PAID BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THE NATIONSRENT MERGER AGREEMENT OR OTHERWISE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

    Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company by Parent or Purchaser. Purchaser reserves the right to amend the Offer (including the purchase price and the proposed merger consideration) upon entering into a merger agreement with the Company or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash, common stock of Parent and/or other securities in such amounts as are negotiated by Parent and the Company.

    Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions to the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof prior to the expiration of the Offer or
(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent.
                            ------------------------

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.
                            ------------------------

              The date of this Offer to Purchase is April 5, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE OFFER...................................................    7
 1.  Terms of the Offer; Expiration Date....................    7
 2.  Acceptance for Payment and Payment.....................    8
 3.  Procedure for Tendering Shares.........................    9
 4.  Withdrawal Rights......................................   12
 5.  Certain Federal Income Tax Consequences................   13
 6.  Price Range of the Shares; Dividends on the Shares.....   14
 7.  Effect of the Offer on the Market for the Shares;
     Exchange Listing; Exchange Act Registration; Margin
     Regulations............................................   14
 8.  Certain Information Concerning the Company.............   15
 9.  Certain Information Concerning Parent and Purchaser....   17
10.  Source and Amount of Funds.............................   18
11.  Background of the Offer; Contacts with the Company.....   21
12.  Purpose of the Offer and the Merger; Plans for the
  Company...................................................   24
13.  Dividends and Distributions............................   26
14.  Conditions to the Offer................................   27
15.  Certain Legal Matters; Regulatory Approvals; Certain
     Litigation.............................................   31
16.  Fees and Expenses......................................   36
17.  Miscellaneous..........................................   37

SCHEDULE I Information Concerning Directors and Executive Officers of Parent and Purchaser.

To the Holders of Common Stock of
RENTAL SERVICE CORPORATION:

                                  INTRODUCTION

     UR Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares" or the "Common Stock"), of Rental Service Corporation, a Delaware corporation (the "Company"), at a price of $22.75 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Goldman, Sachs & Co., as Dealer Managers (the "Dealer Managers"), Georgeson & Company Inc., as Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, as Depositary (the "Depositary"), incurred in connection with the Offer. See
Section 16.

     The purpose of the Offer and the proposed second-step merger is to enable Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of a majority of the outstanding Shares. As soon as practicable after consummation of the Offer, Parent will seek to negotiate with the Company to consummate a merger (the "Proposed Merger") with the Purchaser or another direct or indirect subsidiary of Parent, pursuant to which Purchaser or such subsidiary would be merged with and into the Company. In the Proposed Merger, the Company would be the surviving corporation and would continue as a wholly owned subsidiary of Parent. See Section 10. Upon the consummation of the Proposed Merger, each then outstanding Share (other than Shares held by the Parent, Purchaser or any wholly owned subsidiary of Parent, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law, as amended ("DGCL")), would be converted into the right to receive in cash the price per Share paid by Purchaser pursuant to the Offer and the Company would become a wholly owned subsidiary of Parent. Pursuant to the Proposed Merger, the officers and directors of Purchaser will be the officers and directors of the Company following the effective time of the Proposed Merger.

     According to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the "SEC") on January 28, 1999 (the "Company Form 8-K"), the Company entered into an Agreement and Plan of Merger, dated as of January 20, 1999 (the "NationsRent Merger Agreement"), with NationsRent Corporation, a Delaware corporation ("NationsRent"), pursuant to which NationsRent would merge (the "Proposed NationsRent Merger") with and into the Company, with the Company continuing as the surviving corporation in the Proposed NationsRent Merger.

     In the Proposed NationsRent Merger, (1) each issued and outstanding share of common stock, par value $.01 per share, of NationsRent (the "NationsRent Common Stock") (other than shares of NationsRent owned by the Company or any direct or indirect subsidiary of the Company and shares of NationsRent Common Stock owned by any direct or indirect subsidiary of NationsRent) would be converted into and become exchangeable for 0.355 of a Share and (2) each issued and outstanding Share shall remain issued and outstanding after the NationsRent Merger.

     On April 5, 1999, Parent submitted to the Company a written proposal for the acquisition of the Company by Purchaser pursuant to the Offer and the Proposed Merger and announced its intention to commence the Offer.

     Parent and Purchaser are commencing litigation against the Company, the Company Board and NationsRent in the Chancery Court of the State of Delaware alleging, among other things, breaches of fiduciary duties by the Company Board in connection with the NationsRent Merger Agreement. Parent and Purchaser are seeking an order, among other things, (i) invalidating the NationsRent Option (as hereinafter defined) and the NationsRent Termination Fee (as hereinafter defined) and (ii) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL.

     According to the Company Form 8-K, the only conditions to the consummation of the Proposed NationsRent Merger are the following: (1) approval and adoption of the NationsRent Merger Agreement by stockholders of the Company and NationsRent, and approval of an increase in the number of authorized Shares by stockholders of the Company, (2) receipt of all regulatory approvals, (3) absence of any law, order or judgment of any governmental authority that restrains, enjoins or otherwise prohibits the Proposed NationsRent Merger or that would have a material adverse effect of the combination of the Company and NationsRent following the Proposed NationsRent Merger, (4) effectiveness of the registration statement registering the Shares to be issued in the Proposed NationsRent Merger, (5) authorization of the listing of such Shares on the New York Stock Exchange (the "NYSE"), (6) receipt of all state securities and "blue sky" permits and approvals, (7) accuracy of the representations and warranties of the Company and NationsRent set forth in the NationsRent Merger Agreement in all material respects, (8) performance by the Company and NationsRent of their respective material obligations under the NationsRent Merger Agreement, (9) receipt by the Company and NationsRent of all material consents required from third parties, and (10) receipt by the Company and NationsRent of opinions of their respective legal counsel with respect to the qualification of the Proposed NationsRent Merger as a "reorganization" under the Internal Revenue Code of 1986, as amended (the "Code").

     According to the Company Form 8-K, the termination of the NationsRent Merger Agreement by either party under certain specified circumstances will require one party to pay the other a $35 million termination fee and up to an additional $5 million in expenses (collectively, the "NationsRent Termination Fee").

     In connection with the execution of the NationsRent Merger Agreement, the Company entered into an option agreement with NationsRent (the "NationsRent Option Agreement"). According to the Company Form 8-K, pursuant to the NationsRent Option Agreement, the Company granted NationsRent an option (the "NationsRent Option") to purchase 4,795,431 Shares (subject to certain adjustments), or approximately 19.9% of the Company's issued and outstanding Shares on January 19, 1999; the NationsRent Option becomes exercisable upon the occurrence of any event that would result in NationsRent being entitled to the NationsRent Termination Fee.

     AS OF APRIL 2, 1999, TO THE BEST KNOWLEDGE OF PARENT, NEITHER THE COMPANY NOR NATIONSRENT HAD PUBLICLY FILED WITH THE SEC (i) THE NATIONSRENT MERGER AGREEMENT, (ii) THE NATIONSRENT OPTION AGREEMENT OR (iii) A PROXY STATEMENT RELATING TO A MEETING OF STOCKHOLDERS TO VOTE ON THE NATIONSRENT MERGER AGREEMENT. ACCORDINGLY, ANY DISCUSSION CONTAINED IN THIS OFFER TO PURCHASE WITH RESPECT TO THE PROPOSED NATIONSRENT MERGER, THE NATIONSRENT MERGER AGREEMENT, THE NATIONSRENT OPTION, THE NATIONSRENT OPTION AGREEMENT AND THE NATIONSRENT TERMINATION FEE IS NECESSARILY LIMITED BY, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE DISCLOSURES MADE BY THE COMPANY IN THE COMPANY FORM 8-K, AND THE FACT THAT, TO THE BEST KNOWLEDGE OF PARENT, THE NATIONSRENT MERGER AGREEMENT AND RELATED DOCUMENTS HAVE NOT BEEN PUBLICLY FILED.

     Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company by Parent or Purchaser, whether pursuant to the Offer and the Proposed Merger, or otherwise. If such negotiations result in a definitive merger agreement between the Company and

Parent or Purchaser, the consideration to be received by holders of Shares could include or consist of consideration other than cash. Accordingly, such negotiations could result in, among other things, amendment or termination of the Offer and submission of a different acquisition proposal to the Company's stockholders for their approval. See Section 12 and Section 14.

     In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and subject to the terms and conditions of any merger agreement that it may enter into with the Company, Parent (alone or through affiliates) may explore any and all options which may be available to it. In this regard, Parent may solicit proxies against the approval of the Proposed NationsRent Merger and the NationsRent Merger Agreement at any meeting of the Company's stockholders held, among other reasons, for the purpose of voting on the NationsRent Merger Agreement and the Proposed NationsRent Merger and at any adjournment, postponement or continuation thereof (the "Company Meeting"). Parent may also determine to conduct a proxy contest or consent solicitation seeking, among other things, to remove the current members of the Company Board and elect a new slate of directors designated by Parent, and to cause the Company Board to approve the Offer and the Proposed Merger and satisfy the Section 203 Condition (as hereinafter defined).

     In addition, Parent reserves the right to acquire additional Shares, after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid per Share in the Offer and could be for cash or other consideration.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders, nor does this Offer constitute a solicitation of consents. Any such solicitation which Parent or Purchaser might make would only be pursuant to separate proxy or consent materials, as the case may be, in compliance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities of Parent. Such an offer may be made only pursuant to a prospectus pursuant to the Securities Act of 1933, as amended (the "Securities Act").

CERTAIN CONDITIONS TO THE OFFER

     The Offer is subject to the fulfillment of certain conditions, including the following:

     THE MINIMUM CONDITION. THE CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (I.E., AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) (THE "MINIMUM CONDITION").

     According to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company 1998 Form 10-K"), there were (1) 24,123,392 Shares issued and outstanding as of February 26, 1999 and (2) 1,313,823 unexercised outstanding options to acquire Shares under various employee stock option plans of the Company as of December 31, 1998. Although, pursuant to the NationsRent Option Agreement 4,795,431 Shares are purportedly issuable to NationsRent, the Offer is conditioned upon the NationsRent Option having been terminated or invalidated without any Shares having been issued thereunder.

     Based on the foregoing and disregarding for such purposes the 4,795,431 Shares purportedly issuable pursuant to the NationsRent Option Agreement, Purchaser believes that there are approximately 25,437,215 Shares outstanding on a fully diluted basis. Parent currently beneficially owns 100

Shares which were acquired in an open market purchase. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if approximately 12,718,609 Shares are either validly tendered pursuant to the Offer or beneficially owned by Parent, assuming that the NationsRent Option is terminated or invalidated without any Shares having been issued thereunder. However, if any additional Shares have been issued since February 26, 1999 or options to acquire Shares have been issued since December 31, 1998, then additional Shares would be required to be validly tendered pursuant to the Offer to satisfy the Minimum Condition. On March 30, 1999, United Rentals (North America), Inc., a direct, wholly owned subsidiary of Parent, purchased 100 Shares in an open market transaction effected on the NYSE at a price of $16 13/16 per Share plus brokerage commissions and related expenses.

     THE STOCKHOLDER VOTE CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE STOCKHOLDERS OF THE COMPANY NOT APPROVING THE NATIONSRENT MERGER AGREEMENT AT THE COMPANY MEETING.

     Parent may solicit proxies from stockholders of the Company against the approval of the Proposed NationsRent Merger and the NationsRent Merger Agreement. Such solicitation would be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act. In addition, Parent may conduct a proxy contest or a consent solicitation seeking, among other things, to remove the current members of the Company Board and elect a new slate of directors designated by Parent, and to cause the Company Board to approve the Offer and the Proposed Merger and satisfy the Section 203 Condition.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders, nor does this Offer constitute a solicitation of consents. Any such solicitation which Parent or Purchaser might make would only be pursuant to separate proxy or consent materials, as the case may be, in compliance with the requirements of the Exchange Act.

     THE MERGER AGREEMENT CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE NATIONSRENT MERGER AGREEMENT HAS BEEN TERMINATED, AND THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH PARENT AND PURCHASER THAT WOULD PROVIDE FOR THE ACQUISITION OF THE COMPANY PURSUANT TO THE OFFER AND THE PROPOSED MERGER (THE "MERGER AGREEMENT CONDITION").

     In order for the Merger Agreement Condition to be satisfied, the Company Board and the Board of Directors of each of Parent and Purchaser must approve any such merger agreement entered into among Parent, Purchaser and the Company.

     THE DELAWARE SECTION 203 CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 OF THE DGCL ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "DELAWARE SECTION 203 CONDITION").

     The Proposed Merger, including the timing and details thereof, is subject to, among other things, compliance with the provisions of the DGCL, including the provisions of Section 203 thereof. In general, Section 203 of the DGCL provides that a Delaware corporation cannot consummate a "Business Combination" (defined to include a variety of transactions including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the subject corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. See Section 15.

     Section 203(b)(6) of the DGCL provides that the restrictions contained in
Section 203 do not apply to a Business Combination proposed prior to the consummation or abandonment of and following the announcement or notification of one of certain extraordinary transactions (including a merger) involving the corporation which transaction (i) is with a person who has not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors and (ii) has been approved or has not been opposed by a majority of the corporation's board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     Accordingly, the Delaware Section 203 Condition would be satisfied if the Company Board approved the Offer prior to the consummation of the Offer, or if, upon consummation of the Offer, Purchaser owned at least 85% of the total voting stock of the Company outstanding at the time the transaction commenced (excluding Shares owned by persons who are directors and also officers of the Company and possibly excluding any Shares held in certain employee stock plans), or if Purchaser is satisfied, in its sole discretion, that the restrictions of
Section 203 of the DGCL are inapplicable to the Proposed Merger for any reason, including, without limitation, those specified in Section 203 of the DGCL.

     In the Delaware Litigation, Parent and Purchaser are seeking, among other things, to compel the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL. See Section 15.

     THE DEFENSIVE ACTION CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY (THE "DEFENSIVE ACTION CONDITION").

     THE HSR CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE EXPIRATION OR TERMINATION, PRIOR TO THE EXPIRATION DATE, OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE "HSR ACT"), APPLICABLE TO THE ACQUISITION OF THE SHARES PURSUANT TO THE OFFER (THE "HSR CONDITION").

     Parent intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. If such filing is made on April 5, 1999, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on April 20, 1999, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 15.

     THE OPTION TERMINATION CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE NATIONSRENT OPTION HAVING BEEN TERMINATED OR INVALIDATED WITHOUT ANY SHARES HAVING BEEN ISSUED THEREUNDER (THE "OPTION TERMINATION CONDITION").

     In the Delaware Litigation, Parent and Purchaser are seeking, among other things, to invalidate the NationsRent Option in the event that it is not revoked, waived or otherwise rendered unexercisable by the Company and NationsRent. See Section 15.

     THE TERMINATION FEE CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE NATIONSRENT TERMINATION FEE HAVING BEEN INVALIDATED, OR THE OBLIGATION TO PAY SUCH FEE HAVING BEEN TERMINATED, WITHOUT ANY SUCH FEE, OR ANY PORTION THEREOF, HAVING BEEN PAID BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THE NATIONSRENT MERGER AGREEMENT OR OTHERWISE (THE "TERMINATION FEE CONDITION").

     In the Delaware Litigation, Parent and Purchaser are seeking, among other things, to invalidate and/or enjoin the NationsRent Termination Fee in the event that the obligation to pay such fee is not terminated.

     Certain other conditions to the consummation of the Offer, including receipt of the financing pursuant to the Commitment Letter (as defined herein), are described in Section 14. Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Section 14.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, April 30, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE STOCKHOLDER VOTE CONDITION, THE MERGER AGREEMENT CONDITION, THE DELAWARE SECTION 203 CONDITION, THE DEFENSIVE ACTION CONDITION, THE HSR CONDITION, THE OPTION TERMINATION CONDITION AND THE TERMINATION FEE CONDITION. SEE SECTION 14. IF ANY OR ALL OF SUCH CONDITIONS ARE NOT SATISFIED OR IF ANY OF THE OTHER EVENTS SET FORTH IN SECTION 14 SHALL HAVE OCCURRED PRIOR TO THE EXPIRATION DATE, PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) DECLINE TO PURCHASE ANY OF THE SHARES TENDERED AND TO TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO THE TENDERING STOCKHOLDERS, (ii) WAIVE OR REDUCE THE MINIMUM CONDITION OR WAIVE OR AMEND ANY OR ALL OF THE CONDITIONS TO THE OFFER TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND, SUBJECT TO COMPLYING WITH APPLICABLE RULES AND REGULATIONS OF THE SEC, PURCHASE ALL SHARES VALIDLY TENDERED, OR (iii) EXTEND THE OFFER AND RETAIN THE SHARES WHICH WILL HAVE BEEN TENDERED DURING THE PERIOD OR PERIODS FOR WHICH THE OFFER IS OPEN OR EXTENDED, SUBJECT TO THE RIGHT OF STOCKHOLDERS TO WITHDRAW SHARES UNTIL THE EXPIRATION DATE.

     Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay the acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and
(ii) subject to applicable rules and regulations of the SEC, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Price and/or by decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Requests are being made to the Company pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the DGCL for the use of the Company's stockholders lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY

PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of the Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer and pursuant to Parent's or Purchaser's agreements therewith.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

     If any tendered Shares are not accepted for payment pursuant to the Offer for any reason or if certificates are submitted evidencing more Shares than are tendered, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent or one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) must be received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment of Proxies. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase (collectively, "Distributions")). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights with respect to such Shares and any Distributions, including, without limitation, in respect of any annual, special, adjourned or postponed meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they, in their sole discretion, deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and any Distributions, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should provide the Depositary with such stockholder's correct Taxpayer Identification Number and certify that such stockholder is not subject to backup withholding by completing and signing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 4, 1999.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of certain United States federal income tax consequences of the Offer and the Proposed Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash pursuant to the Proposed Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who exchanges Shares pursuant to the Offer or surrenders Shares for cash pursuant to the Proposed Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares exchanged pursuant to the Offer or surrendered for cash pursuant to the Proposed Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or surrendered for cash pursuant to the Proposed Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than 12 months at the time of consummation of the Offer or the Proposed Merger, as the case may be. Capital gain recognized by individuals (and certain estates and trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of capital losses.

     6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The Shares are traded on the NYSE under the symbol "RSV." The following table sets forth, for each period indicated, the high and low sales prices per Share on the NYSE.

                                                                  PRICE
                                                              --------------
                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1997
  First Quarter.............................................  28       18
  Second Quarter............................................  26 1/2   17 1/2
  Third Quarter.............................................  28 1/16  21 11/16
  Fourth Quarter............................................  28 3/16  22 1/4
Fiscal Year Ended December 31, 1998
  First Quarter.............................................  24 7/8   19 5/16
  Second Quarter............................................  33 5/8   23 3/16
  Third Quarter.............................................  37 7/16  17 3/4
  Fourth Quarter............................................  26 1/16  10 1/8
Fiscal Year Ending December 31, 1999
  First Quarter.............................................  25 1/8   15
  Second Quarter (through April 1, 1999)....................  18 1/4   17 1/16

     On April 1, 1999, the last full trading day prior to the announcement of the Offer, the last reported sales price of the Shares on the NYSE Composite Tape was $17 1/4 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company has never declared or paid any cash dividends on the Shares. The Company 1998 Form 10-K indicates that the Company is effectively restricted by the terms of its credit facilities from paying cash dividends on the Shares.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     NYSE Listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq National Market or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, such Shares would no longer be eligible for continued listing on any stock exchange.

     Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company 1998 Form 10-K and other publicly available documents and records on file with the SEC and other public sources. None of Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     According to information filed by the Company with the SEC, the Company is a Delaware corporation whose principal executive offices are located at 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254 and the telephone number of the Company at such address is (602) 905-3300. The Company is a participant in the equipment rental industry. Through a network of 245 rental locations in 27 states and Canada, the Company rents equipment ranging from small items such as pumps, generators, welders and electric hand tools to larger equipment such as backhoes, forklifts, air compressors, scissor lifts, booms, aerial manlifts and skid-steer loaders. The Company also sells maintenance, repair and operations supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company 1998 Form 10-K, filed by the Company with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such report and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

                           RENTAL SERVICE CORPORATION

         SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------
                                             1994      1995       1996       1997       1998
                                            -------   -------   --------   --------   --------
STATEMENT OF OPERATIONS DATA(1):
REVENUES:
  Equipment rentals.......................  $27,775   $47,170   $ 94,218   $170,704   $404,185
  Sales of parts, supplies and new
     equipment............................   10,800    14,621     21,919     70,957    130,823
  Sales of used equipment.................    3,240     4,126     12,217     19,602     43,466
                                            -------   -------   --------   --------   --------
     Total revenues.......................   41,815    65,917    128,354    261,263    578,474
COST OF REVENUES:
  Cost of equipment rentals, excluding
     rental equipment depreciation........   16,284    27,854     55,202     87,552    199,773
  Depreciation, rental equipment..........    4,020     7,691     17,840     37,413     87,260
  Cost of sales of parts, supplies and new
     equipment............................    7,978    10,439     15,582     54,739    100,875
  Cost of sales of used equipment.........    2,320     2,178      8,488     12,927     31,259
                                            -------   -------   --------   --------   --------
     Total cost of revenues...............   30,602    48,162     97,112    192,631    419,167
                                            -------   -------   --------   --------   --------
Gross profit..............................   11,213    17,755     31,242     68,632    159,307
Selling, general and administrative
  expense.................................    4,747     6,421     12,254     20,996     37,230
Depreciation and amortization, excluding
  rental equipment depreciation...........      504     1,186      2,835      5,373     10,244
Amortization of intangibles...............    2,078       718      2,379      3,907     10,333
                                            -------   -------   --------   --------   --------
Operating income..........................    3,884     9,430     13,774     38,356    101,500
Interest expense, net.....................      731     3,314      7,063     14,877     50,375
                                            -------   -------   --------   --------   --------
Income before income taxes and
  extraordinary items.....................    3,153     6,116      6,711     23,479     51,125
Provision for income taxes................    1,177     2,401      2,722     10,330     21,933
                                            -------   -------   --------   --------   --------
Income before extraordinary items.........    1,976     3,715      3,989     13,149     29,192
Extraordinary items(2)....................       --       478      1,269        534         --
                                            -------   -------   --------   --------   --------
Net income................................    1,976     3,237      2,720     12,615     29,192
Redeemable preferred stock accretion......    1,646     1,717      1,643         --         --
                                            -------   -------   --------   --------   --------
Net income available to common
  stockholders............................  $   330   $ 1,520   $  1,077   $ 12,615   $ 29,192
                                            =======   =======   ========   ========   ========
Income before extraordinary items per
  common share............................  $  0.08   $  0.50   $   0.34   $   0.96   $   1.33
Income before extraordinary items per
  common share, assuming dilution.........  $  0.08   $  0.49   $   0.33   $   0.94   $   1.32

                                                           AS OF DECEMBER 31,
                                          ----------------------------------------------------
                                           1994      1995       1996       1997        1998
                                          -------   -------   --------   --------   ----------
SELECTED OPERATING DATA:
Locations at end of period..............       25        50         94        165          241
Number of acquisitions completed during
  period................................        1         5         11         22           24
BALANCE SHEET DATA:
Net book value of rental equipment......  $24,138   $52,818   $116,921   $314,696   $  656,207
Total assets............................   48,098   137,832    218,933    699,326    1,352,576
Total debt..............................   12,752    68,555     68,594    306,975      808,712
Redeemable preferred stock (net of
  treasury stock).......................   26,684    28,401         --         --           --
Common stockholders' equity (deficit)...   (1,474)       46     95,072    290,781      417,485

------------------------
(1) According to the Company 1998 Form 10-K, the Company's acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statements of operations data from the date of effective control of each acquisition.

(2) According to the Company 1998 Form 10-K, the extraordinary items represent the losses on extinguishment of debt related to various amendments to, or repayments of, the Company's revolving bank credit facility.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by the Company. The Shares are listed on the NYSE, and reports, proxy statements and other information concerning the Company should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

     9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The principal offices of Purchaser are located at Four Greenwich Office Park, Greenwich, Connecticut 06830. The telephone number of Purchaser at such location is (203) 622-3131. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Proposed Merger.

     Parent. Parent is a Delaware corporation with its principal executive offices located at Four Greenwich Office Park, Greenwich, Connecticut 06830. The telephone number of Parent at such location is (203) 622-3131.

     Parent is the largest equipment rental company in North America with 470 branch locations in 40 states, Canada and Mexico. Parent offers to rent over 600 different types of equipment on a daily, weekly or monthly basis and serves customers that includes construction industry participants, industrial companies and homeowners. Parent also sells used rental equipment, acts as a dealer for many types of new equipment, and sells related merchandise and parts. In the past year, Parent has served over 900,000 customers.

     Parent has one of the most comprehensive and newest customer rental fleets in the industry. The types of rental equipment that Parent offers includes a broad range of light to heavy construction and industrial equipment, such as backhoes, aerial lifts, skid-steer loaders, forklifts, compressors, pumps and generators, as well as a variety of smaller tools and equipment. Parent's equipment fleet has an original purchase price of approximately $2.2 billion and a weighted average age of approximately 26 months.

     Parent began operations in October 1997 and has grown through a combination of internal growth and the acquisition of 101 companies (through March 3, 1999). Parent's acquisitions include its merger with U.S. Rentals Inc., a California corporation ("U.S. Rentals"), in September 1998. At the time of such merger, U.S. Rentals was the second largest equipment rental company in the United States based on 1997 rental revenues.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by Parent. Parent's common stock is listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and parent are set forth in Schedule I hereto.

     10. SOURCE AND AMOUNT OF FUNDS. Purchaser estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Proposed Merger, refinance certain of the Company's indebtedness and pay all costs and expenses incurred in connection with the Offer and the Proposed Merger is approximately $1.26 billion. See Section 16. Purchaser intend to obtain such funds through a capital contribution or loan from Parent or United Rentals (North America), Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Borrower").

     The Borrower has executed a commitment letter dated as of April 4, 1999 (the "Commitment Letter"), with Goldman Sachs Credit Partners L.P. ("GSCP") pursuant to which GSCP will provide the Borrower with financing in an aggregate amount up to $2 billion. GSCP has committed to provide the financing upon the terms and subject to the conditions set forth in the Commitment Letter, and GSCP has committed to form a syndicate of financial institutions acceptable to the Borrower (the "Lenders"), upon the terms and subject to the conditions set forth in the Commitment Letter.

     Pursuant to the Commitment Letter, following the consummation of the Proposed Merger, the Company (the surviving corporation in the Proposed Merger) will be merged with the Borrower.

     Pursuant to the Commitment Letter, the financing is expected to consist of:
(i) up to $400 million under a senior secured term loan facility (the "Term Loan A Facility"), (ii) up to $1.0 billion under another senior secured term loan facility (the "Term Loan B Facility," and together with the Term Loan A Facility, the "Term Facilities") and (iii) up to $600 million under a senior secured revolving credit facility (the "Revolving Credit Facility," and, together with the Term Facilities, the "Facilities").

     The Commitment Letter provides that the commitment of GSCP will terminate unless the closing of the Facilities, on the terms and subject to the conditions contained therein (including the acquisition of Shares pursuant to the Offer), occurs prior to September 30, 1999.

     The following is a summary of the principal terms of the Facilities based upon the Commitment Letter. This summary is qualified in its entirety by reference to the Commitment Letter, a copy of which has been filed as an exhibit to the Schedule 14D-1 filed with the SEC in connection with the Offer and is hereby incorporated by reference.

     Pursuant to the Commitment Letter, Parent and each of its subsidiaries (other than the Borrower and, prior to the Proposed Merger, the Company and its subsidiaries and other than any subsidiary that is a controlled foreign corporation (a "CFC") under Section 957 of the Code) shall guarantee (the "Guarantee") all obligations under the Facilities.

     The Term Loan A Facility will mature five years from the closing thereof; the Term Loan B Facility matures seven years from the closing thereof; and the Revolving Credit Facility will mature five years from the closing date thereof.

     The Commitment Letter provides that the Facilities will be subject to certain mandatory prepayments tied to the sale of assets, the issuance of debt, pension plan reversions and extraordinary receipts of Borrower.

     During the six-month period commencing on the closing date, the amounts borrowed pursuant to the Revolving Credit Facility and the Term Loan A Facility will bear interest at (a) the Base Rate plus 1.0% per annum; or (b) at the reserve adjusted Eurodollar Rate (as defined below) plus 2.00% per annum; and during the one-year period commencing on the closing date, the amounts borrowed pursuant to the Term Loan B Facility will bear interest at (a) the Base Rate (as defined below) plus 1.5% per annum; or (b) at the reserve adjusted Eurodollar Rate plus 2.50% per annum. Thereafter, the Facilities will bear interest at margins above the Base Rate or the reserve adjusted Eurodollar Rate as specified on the pricing grid forming a part of the Commitment Letter. As used in the Facilities, the term "Base Rate" and "reserve adjusted Eurodollar Rate" shall have the meanings customary and appropriate for financings of this type, and the basis of calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type. Interest on outstanding amounts following an event of default shall accrue at a rate equal the Base Rate plus an additional two percentage points per annum and shall be payable on demand.

     Pursuant to the Commitment Letter, the Facilities and each Guarantee will be secured by first priority security interests in substantially all assets, including without limitation, all personal property of Parent and its subsidiaries (including, from and after the Proposed Merger, the Company and its subsidiaries). In addition, the Facilities shall be secured by a first priority security interest in 100% of the stock of each subsidiary of Parent (or, in the case of each subsidiary that is a CFC, 66% of the voting stock of such subsidiary) and all intercompany debt.

     The Facilities will contain certain customary and appropriate representations and warranties including due organization and authorization, execution, delivery and enforceability of the loan documents, financial condition, no material adverse change, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental matters, matters related to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Year 2000 compliance, consents and approvals and full disclosure.

     The Facilities will also contain customary and appropriate affirmative and negative covenants. Such covenants will include financial covenants related to minimum interest coverage, maximum senior debt to tangible assets, maximum senior leverage and maximum total leverage. Other covenants will include limitations on other indebtedness, liens, negative pledge, investments, guarantees, restricted junior payments (including dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, leases and transactions with affiliates. The foregoing covenants shall be subject to exceptions and baskets to be mutually agreed upon, provided, however, that with respect to the Company and its subsidiaries, such covenants shall be applicable only from and after the date on which persons designated or approved by the Borrower shall constitute a majority of the board of directors of the Company. In addition, the Borrower has agreed to use its best efforts to cause the Proposed Merger to occur as soon as practicable following the consummation of the Offer.

     Pursuant to the Commitment Letter, events of default will include failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA related defaults, impairment of security interests in collateral, invalidity of guarantees and changes of control (which will be defined in the definitive documentation).

     The funding of the Facilities will be subject to customary closing conditions, including, among others (1) execution of satisfactory documentation,
(2) granting of perfected first priority security interests in all assets to the extent described above, (3) since December 31, 1998, there shall not have been any adverse change in or affecting the general affairs, management, prospects, financial position, shareholders' equity or results of operations of Parent, the Borrower or the Company, together with their respective subsidiaries, which GSCP, in its judgment, deems material, (4) no disruption of financial and capital markets, (5) the receipt of all necessary governmental and third party approvals in connection with the Facilities and the consummation of the Offer, and (6) the absence of any litigation that could be reasonably likely to have a material adverse effect in or affecting the general affairs, management, prospects, financial position, shareholders' equity or results of operations of Parent, the Borrower or the Company, together with their respective subsidiaries, taken as a whole, or the Offer or the Proposed Merger or any of the Facilities. Although Parent expects that the Facilities will be available to provide funds for the consummation of the Offer and the Proposed Merger in accordance with their respective terms, there can be no assurance that the Facilities will be consummated. See "Conditions to the Offer" set forth in
Section 14 hereof.

     In connection with the Facilities, Parent has agreed to pay the GSCP certain commitment, underwriting, administrative and termination fees, to reimburse GSCP for reasonable out-of-pocket fees and expenses, whether or not the Facilities close, and to provide certain indemnities, as is customary for commitments such as the Facilities.

     Parent anticipates that indebtedness incurred through borrowings under the Facilities in connection with the Offer and Proposed Merger will be repaid from a variety of sources, which may include funds generated internally by Parent and its subsidiaries, bank financing, the public or private sale of debt or equity securities and, following the Proposed Merger, funds generated by the Company. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate. Parent expressly reserves its right to obtain financing for the transaction through alternative sources.

     11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In the ordinary course of Parent's long-term strategic review process, Parent is continuously involved in discussions relating to acquisitions of varying size and due diligence investigations of several acquisition candidates. Parent generally seeks to acquire companies of various sizes, including relatively large companies to serve as platforms for new regional clusters of equipment rental locations and smaller companies to complement existing or anticipated locations.

     In December 1998, a representative of Goldman Sachs & Co., Parent's financial advisor, acting on behalf of Parent, telephoned Martin R. Reid, Chairman of the Board and Chief Executive Officer of the Company, to arrange a meeting. On January 15, 1999, such representative met with Mr. Reid and Robert
M. Wilson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. At such meeting, such representative asked Mr. Reid whether the Company was interested in discussing a business combination with Parent, and Mr. Reid stated that the Company was not for sale.

     On January 21, 1999, the Company and NationsRent announced that they had entered into the NationsRent Merger Agreement and the NationsRent Option Agreement.

     On April 3, 1999, at a special meeting of the Board of Directors of Parent, such Board unanimously approved the Offer.

     On April 5, 1999, Parent and Purchaser commenced the Offer and sent the following letter to Messrs. Reid and Wilson regarding a proposed business combination between the Company and Parent.

                                                                   April 5, 1999

Mr. Martin R. Reid
Chairman of the Board and Chief Executive Officer
Rental Service Corporation
6929 East Greenway Parkway, Suite 200
Scottsdale, Arizona 85254

Dear Marty:

     United Rentals, Inc. is publicly announcing today a cash tender offer to acquire all of the outstanding shares of Rental Service Corporation at $22.75 per share. Our offer represents approximately a 32% premium over your company's closing market price on Thursday, April 1, 1999. We are also proposing that, upon consummation of the tender offer, United Rentals and Rental Service enter into a merger in which each remaining Rental Service share will be exchanged for $22.75 in cash. In connection with our offer, we have received a commitment letter from Goldman Sachs Credit Partners L.P. to provide $2 billion in financing for the purchase of all of Rental Service's shares pursuant to our tender offer and the refinancing of Rental Service's existing debt, as well as for other corporate purposes.

     The combination of United Rentals and Rental Service would give us an unparalleled capacity to serve customers in 42 states, Canada and Mexico. Together, we would be able to offer for rent over 400,000 pieces of equipment, with an original cost of over $3 billion, to more than one million customers through a network of over 700 locations. Our combined companies would have a broader geographic diversification and excellent opportunities to achieve greater operating efficiencies through economies of scale. In addition, the combined operations would provide significant opportunities for the employees of Rental Service to expand their professional careers.

     Our offer is subject to certain conditions, including the valid tender of a majority of Rental Service's shares, termination of the merger agreement between Rental Service and NationsRent, Inc., the execution of a definitive merger agreement between Rental Service and United Rentals, the termination or invalidation of the option held by NationsRent to purchase up to 19.9% of Rental Service's shares, the termination or invalidation of the termination fee obligation provided for in Rental Service's merger agreement with NationsRent, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of our offer and our proposed merger by your Board of Directors, and Rental Service not taking any action that would impair United Rentals' ability to acquire Rental Service or otherwise diminish the value to United Rentals of Rental Service. The complete details of our tender offer will be set forth in a filing to be made today with the Securities and Exchange Commission.

     We appreciate that you will want to present our proposal to your Board of Directors for its careful consideration. We feel confident that after such consideration, your Board will recognize the fairness and certainty of the value that we are offering your stockholders.

     We are prepared to meet with you and your directors, at your earliest convenience, to discuss our proposal and to answer relevant questions.

                                          Sincerely,

                                          /s/ Bradley S. Jacobs

                                          Bradley S. Jacobs
                                          Chairman and Chief Executive Officer

     Pursuant to a Master Agreement, dated as of August 31, 1994, by and between ACME Acquisition Corp., a California corporation and a predecessor to the Company ("ACME"), and Wynne Systems, Inc., a California corporation and a wholly owned indirect subsidiary of Parent ("Wynne"), Wynne has granted ACME a non-exclusive, non-transferable perpetual license with respect to certain software and has agreed to provide ACME with certain software installation and support services. In accordance with the terms of such license, a license fee was paid upon inception of such license and additional fees are payable based on certain system upgrades and other factors.

     Pursuant to an Asset Purchase Agreement, dated as of June 14, 1996, U.S. Rentals acquired certain of the assets of ACME Rents, Inc. d/b/a Contractors Equipment Rentals, Inc., a California Corporation ("ACME Rents"). The purchase price of the assets acquired was approximately $9 million. U.S. Rentals was merged with a wholly owned subsidiary of Parent in September 1998, and ACME Rents is a predecessor to the Company.

     Certain related investment funds of Apollo Advisors, L.P. ("Apollo") hold bank indebtedness of the Company, which Apollo has advised Parent has a value of approximately $15 million. Two of Parent's directors, Leon D. Black and Michael
S. Gross, are principals of Apollo. Apollo and Messrs. Black and Gross disclaim any beneficial ownership in such indebtedness.

     On March 30, 1999, United Rentals (North America), Inc., a direct, wholly owned subsidiary of Parent, purchased 100 Shares in an open market transaction effected on the NYSE at a price of $16 13/16 per Share plus brokerage commissions.

     Except as described in this Offer to Purchase, none of Purchaser, Parent, or to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto, or any associate, or majority owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns any equity security of the Company, and none of Parent, Purchaser or, to the best knowledge of Purchaser, any of the persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, has had since January 1, 1996, any business relationship or transaction with the Company or any of its executive officers, directors or affiliates which would require reporting under the SEC rules.

     Except as described in this Offer to Purchase, there have not been any contacts, negotiations or transactions which have occurred since January 1, 1996 between Parent or Purchaser, or their respective subsidiaries, or, to the knowledge of Parent or Purchaser, any of the persons listed on Schedule I hereto on the one hand, and the Company or its executive officers, directors or affiliates on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. During the Offer, Parent and Purchaser intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

     Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Parent or Purchaser, any of the persons listed on
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

     12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The United States equipment rental industry is highly fragmented and competitive, with over 20,000 participants. Parent believes that larger, national firms have, and will continue to have, a significant competitive advantage because they benefit from increased purchasing power, economies of scale, higher utilization, and better inventory management.

     Parent is seeking to enter into negotiations with the Company with respect to the Proposed Merger. However, there can be no assurance that such negotiations will occur, or, if such negotiations occur, as to the outcome thereof. Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the purchase price and the Proposed Merger consideration) in connection with entering into a merger agreement with respect to the Proposed Merger or otherwise or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash, common stock of Parent and/or other securities in such amounts as may be negotiated by Parent and the Company.

     If the Proposed Merger is consummated, each then outstanding Share (other than Shares held by the Parent, Purchaser or any wholly owned subsidiary of Parent, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise appraisal rights under the DGCL), would be converted into the right to receive in cash the price per Share paid by Purchaser pursuant to the Offer and the Company would become a wholly owned subsidiary of Parent.

     Except in the case of a "short-form" merger as described below, under the DGCL, approval by the Company Board and the affirmative vote of a majority of the outstanding Shares (including any Shares owned by Purchaser) would be required to approve the Proposed Merger. If Purchaser were to accept for payment all Shares validly tendered pursuant to the Offer and at least a majority of the outstanding Shares were validly tendered (and the Option Termination Condition was satisfied), Purchaser would have sufficient voting power to ensure approval of the Proposed Merger by holders of Shares.

     In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any merger agreement that it may enter into with the Company, Parent may explore any and all options which may be available to it. In this regard, Parent may solicit proxies from stockholders of the Company against the approval of the Proposed NationsRent Merger and the NationsRent Merger Agreement at the Company Meeting. Parent may also determine to conduct a proxy contest or consent solicitation seeking, among other things, to remove the current members of the Company Board and elect a new slate of directors designated by Parent and to cause the Company Board to approve the Proposed Merger and satisfy the Delaware Section 203 Condition. In addition, after expiration or termination of the Offer, Parent may seek to acquire Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders, nor does this Offer constitute a solicitation of consents. Any such solicitation which Parent or Purchaser might make would be made only pursuant to separate proxy or consent materials, as the case may be, in compliance with the requirements of the Exchange Act. In addition, the Offer does not constitute an offer to sell or solicitation of an offer to buy any securities of Parent. Such an offer may be made only pursuant to the Securities Act.

     Whether or not the Offer is consummated, Purchaser reserves the right, subject to applicable legal restrictions, to sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices as it shall determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

     Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed and will continue to review, based on publicly available information, various possible business strategies they might consider in the event the Parent acquires control of the Company, whether pursuant to the Offer, the Proposed Merger or otherwise. In addition, if and to the extent Parent acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. However, except as stated in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board or management.

     Short-Form Merger. Section 253 of the DGCL provides that if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% thresholds and utilize a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     The Company Certificate and the Company By-laws. The Company's Certificate of Incorporation (the "Company Certificate") and the Company's Amended and Restated By-laws (the "Company By-laws") contain several provisions that may delay a change in control of the Company following the purchase of Shares by Purchaser pursuant to the Offer, including, among other things, (i) a provision requiring advance notice to the Company of any stockholder nominations for directors at any meeting of stockholders called for the purpose of electing one or more directors, (ii) a provision that special meetings of stockholders may be called only by the Chief Executive Officer of the Company, the Company Board, the Chairman of the Company Board or by a committee of the Company Board authorized and empowered by the Company Board to call such meetings, and (iii) a provision that allows the Company Board to issue up to 500,000 shares of preferred stock in such series and having such rights, preferences, privileges and restrictions (including without limitation voting rights) as the Company Board shall determine from time to time. As of the date hereof, the Company has no shares of preferred stock issued and outstanding.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Proposed Merger is consummated, holders of the Shares at the effective time of the Proposed Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

     In addition, several decisions by the Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or rescissory damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

     The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights available under the DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

     "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 should not be applicable to the Proposed Merger if the Proposed Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Proposed Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If Rule 13e-3 were applicable to the Proposed Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the Proposed Merger or such alternative transaction and the consideration offered to the stockholders of the Company other than Purchaser, Parent and their affiliates in the Proposed Merger or such alternative transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the Proposed Merger or such alternative transaction. If registration of the Shares under the Exchange Act were terminated, Rule 13e-3 would be inapplicable to any such transaction.

     13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to Purchaser's rights under Sections 1 and 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 1 and 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by such tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of the value thereof, as determined by Purchaser in its sole discretion.

     14. CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if, in the sole judgment of Purchaser (1) at or prior to the expiration of the Offer any one or more of the Minimum Condition, the Stockholder Vote Condition, the Merger Agreement Condition, the Delaware Section 203 Condition, the Defensive Action Condition, the HSR Condition, the Option Termination Condition or the Termination Fee Condition has not been satisfied, or (2) at any time on or after April 5, 1999 and prior to the acceptance for payment of Shares, any of the following events shall occur or shall be determined by Purchaser to have occurred:

          (a) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge the acquisition by Parent or Purchaser or any affiliate of either of them of the Shares, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer or the Proposed Merger, consummation of the transactions contemplated by the Offer or any other subsequent business combination with the Company, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any other subsequent business combination with the Company, (ii) prohibits or limits or seeks to prohibit or limit Parent's or Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Parent or Purchaser or any other affiliates of Parent to dispose of or hold separate all or any portion of their own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Parent, Purchaser or any affiliate of either of them to conduct its own business or own such assets as a result of the transactions contemplated by the Offer, Proposed Merger or any other subsequent business combination with the Company, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Proposed Merger illegal or results in a delay in, or restricts, the ability of Parent or Purchaser, or renders Parent or Purchaser unable, to accept for payment, purchase or pay for some or all of the Shares or to consummate the Proposed Merger, (iv) imposes or seeks to impose limitations on the ability of Parent or Purchaser or any affiliate of either of them effectively to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Parent, Purchaser or any other affiliates of Parent of any Shares, (vi) in the sole judgment of Parent or Purchaser, might materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or other), operations, license or franchises, results of operations or prospects of the Company or any of its subsidiaries, (vii) in the sole judgment of Parent or Purchaser, might materially adversely affect Parent, Purchaser or any other affiliates of Parent, (viii) in the sole judgment of Parent or Purchaser, might result in a diminution in the value of the Shares or the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Proposed Merger, or (ix) in the sole judgment of Parent or Purchaser, imposes or seeks to impose any material condition to the Offer unacceptable to Parent or Purchaser; or

          (b) there shall be any action taken, or any statute, rule, regulation, judgment, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced, issued or deemed or become applicable to the Offer, the Proposed Merger or other subsequent business combination between Purchaser or any affiliate of Purchaser and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of Parent or Purchaser, might directly or indirectly, result in any of the consequences referred to in clauses (i) through (ix) of paragraph (a) above; or

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries or affiliates which, in the sole judgment of Parent or Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Parent or Purchaser shall have become aware of any fact which, in the sole judgment of Parent or Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to Parent or Purchaser; or

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on April 1, 1999 or any material adverse change in prices generally of shares on the NYSE, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of Parent or Purchaser, might affect the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States,
     (v) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire (other than pursuant to the NationsRent Merger Agreement as in effect on the date hereof) beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option (other than the NationsRent Option), right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to the date of this Offer to Purchase, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule 13D or 13G with the SEC, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates (other than the NationsRent Merger Agreement as in effect on the date hereof), or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

          (f) the Company or any subsidiary of the Company shall have (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on April 3, 1999 in accordance with their terms as disclosed on such date) of any class (including without limitation the Shares) or securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on April 3, 1999, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Shares, or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on any Shares or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Shares, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Shares or its capitalization,

     (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees, entered into any employment agreement or arrangement with any of its employees other than in the ordinary course of business and consistent with past practice, entered into any severance or similar agreement, arrangement or plan with any of its employees or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to any officers, directors or employees as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries or Parent or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (xi) amended or proposed or authorized any amendment to the Company Certificate or the Company By-Laws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Parent or Purchaser could, individually or in the aggregate, adversely affect the value of the Shares to Parent or Purchaser or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC; or

          (g) the Company and Parent or Purchaser shall have reached an agreement or understanding providing for the termination or amendment of the Offer; or

          (h) Parent or Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger, or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Shares in the hands of Purchaser or any other affiliate of Parent (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer, consummation of the Proposed Merger or any other business combination or the acquisition of control of the Company); or

          (i) Parent or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer; or

          (j) Borrower shall not have received the financing for the Offer and the Proposed Merger pursuant to the Commitment Letter;

which, in the sole judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates), giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     Parent and Purchaser have the right to rely on any condition set forth in the immediately preceding sentence being satisfied in determining whether to consummate the Offer; however, if

Parent or Purchaser asserts the failure of any such condition without relying on the exercise of its reasonable judgment or some other objective criteria, Parent and Purchaser shall promptly disclose such assertion and the Expiration Date will be (and, if necessary, will be extended to be) at least five business days after the date of such disclosure.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser in their sole discretion regardless of the circumstances (including any action or omission by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser in their sole discretion in whole or in part at any time and from time to time. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

     15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; CERTAIN LITIGATION.

     General. Except as described in this Offer to Purchase, based on a review of publicly available information, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the business of the Company or Parent might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     Section 203. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the provisions of Section 203 of the DGCL ("Section 203") are inapplicable to the acquisition of Shares by Purchaser pursuant to the Offer.

     Section 203, in general, prohibits a Delaware corporation such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder,
(b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

     Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or any subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

     The Arizona Control Share Statute. Chapter 23, Article 2, of Arizona Revised Statutes (the "Arizona Control Share Statute") provides, in general, that shares of an "issuing public corporation" acquired in a "control share acquisition" will not have voting rights except to elect directors and except to the extent approved by a vote of a majority of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, its affiliates and associates, or by officers or directors of the corporation. As used in the Arizona Control Share Statute, shares are deemed to be acquired in a "control share acquisition" if the acquisition of such shares, when added to all other shares of stock beneficially owned by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b)
33 1/3% or more but less than a majority; or (c) a majority of all voting power. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, may compel the corporation to call a special meeting of stockholders to consider the voting rights of the shares. If voting rights are not approved at the meeting (subject to certain conditions and limitations), the corporation may redeem any or all of the shares acquired in the control share acquisition for market value.

     Not later than ten days after a control share acquisition, the acquiring person is required to deliver to the issuing public corporation at its principal executive office an information statement (the "Acquiring Person Statement"). The Acquiring Person Statement must set forth (i) the identity of the acquiring person, including the identity of each member of any partnership, syndicate or other group constituting the acquiring person and the identity of each affiliate and associate of the acquiring person, including the identity of each affiliate and associate of each member of such partnership, syndicate or other group, (ii) a statement that the Acquiring Person Statement is being given pursuant to
Section 10-2722 of the Arizona Revised Statutes, (iii) the number of and class or series of shares of the issuing public corporation beneficially owned, directly or indirectly, before the control share acquisition by the acquiring person, (iv) the number and class of shares or series of shares of the issuing public corporation acquired or proposed to be acquired by the acquiring person pursuant to the control share acquisition and the specification of which of the ranges of voting power in the election of directors that, except for the Arizona Control Share Statute, the acquiring person believes resulted or would result from consummation of the control share acquisition, and (v) the terms of the control share acquisition or proposed control share acquisition, including the source of funds or other consideration and the material terms of the financial arrangements for the control share acquisition, plans or proposals of the acquiring person and other objective facts as would be substantially likely to affect the decision of a stockholder with respect to voting on the control share acquisition.

     If the acquiring person so requests in writing at the time of delivery of the Acquiring Person Statement, and has made, or has made a bona fide written offer to make, a control share acquisition and gives a written undertaking to pay or reimburse the issuing public corporation's expenses of a special meeting, other than the expenses of the issuing public corporation in opposing approval of the control share acquisition, within thirty days after receipt by the issuing public corporation of the Acquiring Person Statement, a special meeting of the stockholders of the issuing public corporation shall be called for the purpose of considering the voting rights to be accorded to shares acquired or to be acquired in the control share acquisition. The special meeting shall be held no later than ninety days after receipt of the Acquiring Person Statement unless the acquiring person agrees to a later date. If no request for a special meeting is made, voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the stockholders.

     The Arizona Control Share Statute provides that no call of a special meeting of the stockholders of the issuing public corporation is required to be made for the purpose of according voting rights to shares acquired, or to be acquired, in a control share acquisition unless, at the time of delivery of the Acquiring Person Statement, the acquiring person has entered into and delivered to the issuing public corporation a copy or copies of a definitive financing agreement or agreements with one or more responsible financial institutions or other entities having the necessary financial capacity for any financing of the control share acquisition not be provided by funds of the acquiring person.

     In addition, the Arizona Control Share Statute provides that, unless otherwise expressly provided in the articles of incorporation or in bylaws approved by stockholders of an issuing public corporation, the issuing public corporation may call for redemption of all but not less than all the shares acquired by the acquiring person in a control share acquisition at a redemption price equal to the market value of the shares at the time the call for redemption is given if either (i) an Acquiring

Person Statement has not been delivered to the issuing public corporation by the acquiring person by the tenth day after the control share acquisition, or (ii) an Acquiring Person Statement has been delivered to the issuing public corporation but the stockholders have not voted to accord voting rights to such shares.

     The foregoing summary of the Arizona Control Share Statute does not purport to be complete and is qualified in its entirety by reference to the provisions of the Arizona Control Share Statute.

     The Arizona Business Combination Statute. Chapter 23, Article 3, of Arizona Revised Statutes (the "Arizona Business Combination Statute") in general, provides that an issuing public corporation may not engage in any business combination or vote, consent or otherwise act to authorize a subsidiary of the issuing public corporation to engage in any business combination with respect to, proposed by or on behalf of or pursuant to any agreement, arrangement or understanding, whether or not in writing, with any "interested stockholder" of the issuing public corporation or any affiliate or associate of the interested stockholder for a period of three years after the interested stockholder's share acquisition unless either (i) the business combination with the interested stockholder is approved by a committee of "disinterested directors" of the issuing public corporation before the interested stockholder's share acquisition date, or (ii) the acquisition of shares made by the interested stockholder on the stockholder's share acquisition date is approved by a committee of disinterested directors of the issuing public corporation before the interested stockholder's share acquisition date. As used in the Arizona Business Combination Statute, a director is disinterested if the director or person is not an interested stockholder, an affiliate or associate of an interested stockholder or a present or former officer or employee of the issuing public corporation or of an affiliate or associate of the issuing public corporation or of the interested stockholder or of any affiliate or associate of the interested stockholder.

     The foregoing summary of the Arizona Business Combination Statute does not purport to be complete and is qualified in its entirety by reference to the provisions of the Arizona Business Combination Statute.

     For purposes of the Arizona Control Share Statute and the Arizona Business Combination Statute, an issuing public corporation is generally defined as a corporation that has a class of equity securities registered pursuant to Section 12 of the Exchange Act or is subject to Section 15(d) of the Exchange Act and which either (a) is incorporated under the laws of Arizona, or (b) has its principal place of business or its principal executive offices located in Arizona and owns or controls assets located within Arizona that have a fair value of at least one million dollars and has more than five hundred employees residing in Arizona. The Company is incorporated in Delaware and has its principal place of business in Arizona. However, based upon its general knowledge of the Company and the equipment rental industry, Parent does not believe that the Company has more than five hundred employees residing in Arizona. Accordingly, Parent does not believe that the Arizona Control Share Statute is applicable to the Offer or that the Arizona Business Combination Statute is applicable to the Proposed Merger.

     Other State Antitakeover Statutes. A number of other states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court of the United States was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma and that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless a Premerger Notification and Report Form has filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Parent intends to file such information on the date hereof. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. Accordingly, if Parent makes such filing on the date hereof, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on April 20, 1999, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Parent. If such a request is made, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See
Section 14.

     The Proposed Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless Purchaser acquires 50% of more of the outstanding Shares pursuant to the Offer or the 30-day period is earlier terminated by the Antitrust Division and the FTC.

     The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Proposed Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the Antitrust Laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser pursuant to the Offer or the Proposed Merger will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will be secured by, among other things, the Shares. Based upon the value of the Shares and the value of the other pledged collateral, Purchaser believes that the financing will be in compliance with the Margin Regulations.

     Litigation. Parent and Purchaser are commencing litigation against the Company, the Company Board and NationsRent in the Chancery Court of the State of Delaware alleging, among other things, breaches of fiduciary duties by the Company Board in connection with the NationsRent Merger Agreement. Parent and Purchaser seek an order, among other things, (i) invalidating the NationsRent Option and the NationsRent Termination Fee and (ii) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL.

     16. FEES AND EXPENSES. Parent has retained Goldman, Sachs & Co. ("Goldman Sachs") to act as the Dealer Manager in connection with the Offer and to provide certain financial advisory services to Parent in connection with its effort to acquire the Company. Pursuant to its engagement letter with Goldman Sachs, Parent has agreed to pay Goldman Sachs a transaction fee of $5.75 million if Parent or an affiliate of Parent acquires at least 50% of the Shares or the Company's assets (based on the book value thereof) in one or more transactions. If Parent or an affiliate of Parent acquires less than 50% of the Shares or the Company's assets (based on the book value thereof), Parent will pay Goldman Sachs a mutually acceptable transaction fee. Each such transaction fee is payable in cash upon consummation of any such acquisition. In the event that Goldman Sachs' services are terminated by the Company and, prior to March 20, 2000, Parent or an affiliate thereof enters into an agreement with respect to the acquisition of all or a majority of the Shares or the Company's assets which is eventually consummated by Parent or an affiliate thereof, the applicable transaction fee described above would be payable to Goldman Sachs upon such consummation. Parent has also agreed to pay to Goldman Sachs an advisory fee of $2 million payable in cash upon commencement of the Offer and an additional advisory fee of $3 million payable in cash upon consummation of the Offer. Goldman Sachs has agreed to credit Parent with approximately $1.33 million pursuant to any investment banking transactions that are consummated prior to April 3, 2000 other than the Offer or the Proposed Merger. Parent has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, plus any sales, use or similar taxes (including additions to such taxes, if any), incurred in connection with its engagement, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Out of-pocket expenses (other than sales, use or similar taxes) including attorneys' fees cannot exceed $75,000 without the prior written consent of Parent. Such limitation does not apply to

Parent's obligation to indemnify Goldman Sachs in connection with its engagement. Goldman Sachs has rendered various investment banking services and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which they have received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Goldman Sachs and its affiliates may actively trade securities of the Company and Parent for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised Parent that, as of the date of this Offer to Purchase, Goldman Sachs and its affiliates do not own any Shares for their own account.

     Parent has retained Georgeson & Company Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph, other method of electronic communication and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Purchaser and Parent have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the SEC).

                                          UR Acquisition Corporation
                                          United Rentals, Inc.

April 5, 1999

                                                                      SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830. Unless otherwise indicated, the position set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

NAME                                        AGE                    POSITIONS
----                                        ---                    ---------
Bradley S. Jacobs.........................  42     Chairman, Chief Executive Officer and
                                                   Director
Wayland R. Hicks..........................  56     Vice Chairman, Chief Operating Officer and
                                                   Director
John N. Milne.............................  39     Vice Chairman, Chief Acquisition Officer,
                                                   Secretary and Director
William F. Berry..........................  46     President and Director
Michael J. Nolan..........................  38     Chief Financial Officer
Robert P. Miner...........................  49     Vice President, Strategic Planning
John S. McKinney..........................  44     Vice President, Finance and Director
Leon D. Black.............................  47     Director
Richard D. Colburn........................  87     Director
Ronald M. DeFeo...........................  46     Director
Michael S. Gross..........................  37     Director
Richard J. Heckmann.......................  55     Director
Gerald Tsai, Jr...........................  70     Director
Christian M. Weyer........................  74     Director

     Bradley S. Jacobs has been Chairman, Chief Executive Officer and a director of Parent since its formation in September 1997. Mr. Jacobs founded United Waste Systems, Inc. in 1989 and served as its Chairman and Chief Executive Officer from its inception until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

     Wayland R. Hicks has been Chief Operating Officer of Parent since November 1997 and a director since June 1998. He also served as president of Parent during the period from November 1997 until September 1998, when be became Vice Chairman. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-
1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing -- Xerox Business Products and Systems Group (1987-1989). Mr. Hicks also served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

     John N. Milne has been Vice Chairman, Chief Acquisition Officer and a director of Parent since its formation in September 1997. Mr. Milne was Vice Chairman and Chief Acquisition Officer of

United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. Mr. Milne had primary responsibility for implementing United Waste's acquisition program. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated. Mr. Milne is a citizen of Canada.

     William F. Berry joined Parent as President and a director in September 1998 following the merger of Parent with U.S. Rentals. Mr. Berry served as President and Chief Executive Officer of U.S. Rentals from 1987 until the merger with United Rentals (North America), Inc. and held numerous other operational and managerial positions at U.S. Rentals and a predecessor during the more than 30 years that he was employed there (1966-1998).

     Michael J. Nolan has been Chief Financial Officer of Parent since its formation in September 1997. Mr. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager. Mr. Nolan is a Certified Public Accountant.

     Robert P. Miner has been an executive officer of Parent since its formation in September 1997. He currently serves as Vice President, Strategic Planning (a position he was appointed to in July 1998) and also heads the Company's Risk Management and Safety Department. He previously served as Vice President, Finance. Mr. Miner was an executive officer of United Waste Systems, Inc. from November 1994 until August 1997, serving first as Vice President, Finance and then Vice President, Acquisitions. Prior to joining United Waste, he was a research analyst with PaineWebber Incorporated (November 1988 to October 1994) and Needham & Co. (January 1987 to October 1988) and held various executive positions at General Electric Environmental Services, Inc., Stauffer Chemical Company, and OHM Corporation.

     John S. McKinney joined Parent as Vice President, Finance and a director in September 1998 following the merger of U.S. Rentals with United Rentals (North America), Inc. Mr. McKinney served as Chief Financial Officer of U.S. Rentals from 1990 until the merger and as Controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney's experience included holding various positions at Iomega Corporation, including Assistant Controller, and at the accounting firm of Arthur Andersen & Co.

     Leon D. Black became a director of Parent in January 1999. Mr. Black is one of the founding principals of (i) Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investments funds); (ii) Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds); and (iii) Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments). Mr. Black is also a director of Converse, Inc., Samsonite Corporation, Sequa Industries, Inc., Telemundo Group Inc. and Vail Resorts, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai -- NYU Medical Center, Lincoln Center for the Performing Arts, and Vail Valley Foundation.

     Richard D. Colburn became a director of Parent in September 1998 following the merger of U.S. Rentals with United Rentals (North America), Inc. Mr. Colburn was Chairman of U.S. Rentals for 22 years. Mr. Colburn is a private investor.

     Ronald M. DeFeo has been a director of Parent since October 1997. Mr. DeFeo is the Chairman, Chief Executive Officer, President and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the heavy equipment group and was appointed President and Chief Operating Office in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director of East Europe.

     Michael S. Gross became a director of Parent in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and of Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments). Mr. Gross is also a director of Alliance Imaging, Inc., Allied Waste Industries, Inc., Breuners Home Furnishings, Inc., Converse, Inc., Florsheim Group, Inc., and Saks Incorporated.

     Richard J. Heckmann has been a director of Parent since October 1997. Mr. Heckmann has served since 1990 as Chairman, President and Chief Executive Officer of United States Filter Corporation, a leading global provider of industrial and commercial water and wastewater treatment systems and services. Mr. Heckmann is also a director of Waste Management, Inc. and K2 Inc.

     Gerald Tsai, Jr. has been a director of Parent since December 1997. Mr. Tsai served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of The Meditrust Companies, Saks Incorporated, Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. He also serves as a trustee of Boston University, Mount Sinai -- NYU Medical Center and Health System and NYU School of Medicine Foundation Board.

     Christian M. Weyer became a director of Parent in December 1998. Mr. Weyer has been in the international banking business for 31 years and has served as President of Enerfin S.A., an international trade and financial advisory firm, since 1985. From May 1988 to December 1992, Mr. Weyer was a member of senior management at Banque Indosuez in Geneva, Switzerland, with responsibility for matters relating to commercial banking, and from 1971 to 1985, held various senior management positions at Banque Paribas and its affiliates (including President of Banque Paribas (Suisse) in Geneva during 1984). Prior to 1971, Mr. Weyer held senior management positions with Chase Manhattan Bank in Paris and in Geneva. Mr. Weyer is a citizen of France.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and position of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is c/o United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830. The present principal occupation or employment and material occupation, position, offices or employment of each such person for the past five years is set forth in the table above under "Directors and Executive Officers of Parent." Each such person is a citizen of the United States unless otherwise indicated in such table.

                NAME                                 POSITIONS
                ----                                 ---------
John N. Milne.......................    President and Director
Michael J. Nolan....................    Vice President, Secretary and
                                        Director
Robert P. Miner.....................    Vice President and Director
Wayland R. Hicks....................    Treasurer and Director

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                        By Hand:                 By Overnight Delivery:
        40 Wall Street                  40 Wall Street                  40 Wall Street
   New York, New York 10005        New York, New York 10005        New York, New York 10005
Attn: Reorganization Department Attn: Reorganization Department Attn: Reorganization Department

                                  By Facsimile Transmission:
                                  (For Eligible Institutions
                                             Only)
                                        (718) 234-5001

                                     Confirm by Telephone:
                                        (800) 937-5449

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                               New York, NY 10005
                (212) 440-9800 (Banks and Brokers Call Collect)
                   (800) 223-2064 (All Others Call Toll Free)

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                        (800) 323-5678 (Call Toll Free)